NEWS RELEASE

Exhibit 99.1

VIAVI Announces Private Exchange Transactions
Regarding Outstanding 0.625% Senior Convertible Notes due 2033 and Private Placement of $225.0 Million of New Senior Convertible Notes due 2023

San Jose, Calif., May 23, 2018 — (NASDAQ: VIAV) Viavi Solutions Inc. (“VIAVI”) today announced that on May 22, 2018, it has entered into privately negotiated agreements with certain holders of its outstanding 0.625% Senior Convertible Notes due 2033 (the “2033 Notes”) pursuant to which VIAVI will exchange $151.5 million aggregate principal amount of 2033 Notes for $155.5 million aggregate principal amount of newly issued 1.75% Senior Convertible Notes due 2023 (the “New Notes”) (the “Exchange Transactions”) . Following the closing of the Exchange Transactions, $277.0 million aggregate principal amount of 2033 Notes will remain outstanding with terms unchanged. VIAVI also announced that on May 22, 2018, it has entered into subscription agreements pursuant to which VIAVI has agreed to sell in a private placement to institutional accredited investors $69.5 million aggregate principal amount of New Notes (the “Private Placement”). The Exchange Transactions and the Private Placement are expected to close concurrently on or about May 29, 2018, subject to customary closing conditions.
When issued:

•
The New Notes will represent senior unsecured obligations of VIAVI and pay interest semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2018, at a rate of 1.75% per annum;

•	The New Notes will mature on June 1, 2023, unless earlier converted, redeemed or repurchased;

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The New Notes will be convertible at the option of holders in certain circumstances and during certain periods into cash up to their principal amount, and into cash, shares of VIAVI’s common stock or a combination of cash and VIAVI’s common stock at VIAVI’s election for the conversion value above the principal amount, if any. The initial conversion rate is 71.7231 shares of VIAVI’s common stock per $1,000 principal amount of New Notes, which is equivalent to an initial conversion price of approximately $13.94 per share and will be subject to customary anti-dilution adjustments. This represents an approximately 37.5% conversion premium over the closing price of $10.14 of VIAVI’s common stock on May 22, 2018; and

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VIAVI may redeem for cash all or any portion of the New Notes, at its option, on or after June 1, 2021, under certain circumstances at a redemption price equal to 100% of the principal amount of the New Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

 VIAVI will not receive any cash proceeds from the Exchange Transactions. In exchange for issuing the New Notes pursuant to the Exchange Transactions, VIAVI will receive and cancel the exchanged 2033 Notes. VIAVI estimates that net cash proceeds from the Private Placement will be approximately $67.3 million after deducting estimated offering expenses for both the Exchange Transactions and the Private Placement. VIAVI intends to use net cash proceeds from the Private Placement for general corporate purposes.
The New Notes and any of VIAVI’s common stock issuable upon conversion of the New Notes have not been registered under the Securities Act or under any state securities laws, and may not be offered or sold without registration under, or an applicable exemption from, the registration requirements. This announcement does not constitute an offer to sell, nor is it a solicitation of an offer to buy, these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or any jurisdiction.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties that could cause actual results to differ materially from those projected. Such statements may include, without limitation, statements regarding the ability to complete the exchange transactions. These forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied, including, without limitation, the following: (i) general market conditions, including market factors affecting the price of bonds and equity

VIAVI News Release

securities, (ii) the amount of cash generated from the business, (iii) prevailing interest rates, (iv) VIAVI’s expectations regarding its use of the proceeds from the sale of New Notes for cash in the Private Placement and (v) the existence of alternative uses for VIAVI’s cash.
For more information on these and other risks affecting VIAVI’s business and any forward-looking statements, please refer to the “Risk Factors” section included in Part I, Item 1A of VIAVI’s Annual Report on Form 10-K for the year ended July 1, 2017 filed with the Securities and Exchange Commission on August 29, 2017. The forward-looking statements contained in this news release are made as of the date hereof and VIAVI does not assume any obligation to update such statements.

About VIAVI Solutions
VIAVI (NASDAQ: VIAV) is a global provider of network test, monitoring and assurance solutions to communications service providers, enterprises, network equipment manufacturers, civil, government, military and avionics customers, supported by a worldwide channel community including VIAVI Velocity Partners. We deliver end-to-end visibility across physical, virtual and hybrid networks, enabling customers to optimize connectivity, quality of experience and profitability. VIAVI is also a leader in high performance thin film optical coatings, providing light management solutions to anti-counterfeiting, consumer electronics, automotive, defense and instrumentation markets. Learn more about VIAVI at www.viavisolutions.com. Follow us on VIAVI Perspectives, LinkedIn, Twitter, YouTube and Facebook.

Investors Contact:
Bill Ong
408-404-4512
bill.ong@viavisolutions.com

Press Contact:
Amit Malhotra
202-341-8624
amit.malhotra@viavisolutions.com

Source: VIAVI Financials